UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 25, 2010

Dollar Financial Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50866	23-2636866
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania		19312
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-296-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 25, 2010, Dollar Financial Corp. (the "Company") repurchased $20,200,000 aggregate principal amount of the Company's 2.875% Senior Convertible Notes due 2027 (the "Notes") in privately negotiated transactions with two of the holders of the Notes. The purchase price paid by the Company in the transactions was 91% of the stated principal amount of the repurchased Notes for an aggregate price of $18,382,000.

As a result of the repurchase transactions completed on February 25, 2010, the Company’s repurchase of $15,000,000 aggregate principal amount of Notes in a privately negotiated transaction on February 16, 2010, and the Company's previously announced exchange transactions completed in December 2009, $44,800,000 aggregate principal amount of the Notes remains outstanding. Furthermore, as a result of these transactions, the maturity date of the $600,000,000 aggregate principal amount of 10.375% Senior Notes due 2016 issued by the Company’s indirect wholly owned subsidiary, National Money Mart Company, in December 2009 is affirmed to be December 15, 2016 and the maturity date for approximately $17.1 million of the Company’s obligations under the term loan portions of its senior secured credit facility, as amended and restated on December 23, 2009, is affirmed to be December 31, 2014 (with the maturity date for the remaining $1.6 million of the Company’s obligations under the term loans remaining October 30, 2012).

On February 25, 2010, the Company issued a press release announcing the completion of the note repurchase transactions, a copy of which is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 - Press Release of Dollar Financial Corp. dated February 25, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dollar Financial Corp.

March 2, 2010	By:	/s/ William M. Athas

Name: William M. Athas
Title: Senior Vice President, Finance and Corporate Controller

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Dollar Financial Corp. dated February 25, 2010.